Exhibit B


                             INAMED CORPORATION



           FORM OF 10.00% SENIOR SECURED NOTE DUE MARCH 31, 1999



     THE INTEREST RATE SET FORTH BELOW IS SUBJECT TO INCREASE IN ACCORDANCE WITH THE LETTER AGREEMENT, DATED AS OF SEPTEMBER 30, 1998, BETWEEN INAMED CORPORATION AND APPALOOSA MANAGEMENT, L.P.

     THE TRANSFER OF THIS NOTE IS RESTRICTED BY AND PURSUANT TO A NOTE PURCHASE AGREEMENT DATED AS OF SEPTEMBER 30, 1998, A COPY OF WHICH IS ON FILE AT THE OFFICES OF THE COMPANY. THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR AN APPLICABLE EXEMPTION TO THE REGISTRATION REQUIREMENTS OF SUCH ACT OR SUCH LAWS. THIS INSTRUMENT WAS ISSUED WITH ORIGINAL ISSUE DISCOUNT. FOR INFORMATION REGARDING THE ISSUE PRICE, ISSUE DATE, YIELD TO MATURITY AND AMOUNT OF ORIGINAL ISSUE DISCOUNT, CONTACT THE EXECUTIVE VICE PRESIDENT OF INAMED CORPORATION AT (702) 791-3388

No. R-                                                                [DATE]
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          FOR VALUE RECEIVED, the undersigned, INAMED CORPORATION (herein called the "Company"), a corporation organized and existing under the laws of the state of Florida, hereby promises to pay to __________________________, or registered assigns, the principal sum of $_____________ DOLLARS on March 31, 1999 subject to extension as provided below (the "Maturity Date"), with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance thereof at the rate of 10.00% per annum from the date hereof, payable quarterly, on December 31, March 31, June 30 and September 30 in each year, commencing with December 31, 1998, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law on any overdue payment (including any overdue prepayment) of principal or during any period in which an Event of Default has occurred and is continuing, any overdue payment of any amount due hereunder or during any period in which an Event of Default has occurred and is continuing, payable quarterly as aforesaid, at a rate per annum from time to time equal to 350 basis points per annum above the rate of interest stated in clause (a) hereof. Notwithstanding the foregoing, so long as no Event of Default (as defined in the Note Purchase Agreement (as defined below)) shall have occurred and be continuing, the Company may, at its option, extend the Maturity Date to September 1, 2000 by delivering to the holder of this Note a written notice of such extension (in the manner provided in Section 11.6 of the Note Purchase Agreement) prior to January 1, 1999.

          Payments of principal of, interest on and any Premium (as defined below) with respect to this Note are to be made in lawful money of the United States of America in Las Vegas, Nevada at the principal office of Inamed Corporation in such jurisdiction or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below. "Premium" shall mean any amount (other than principal or interest) due in respect of the Notes pursuant to the Note Purchase Agreement (as defined below).

          This Note is one of the Senior Secured Notes (the "Notes") issued pursuant to the Note Purchase Agreement, dated as of September 30, 1998 (as from time to time amended, supplemented or otherwise modified, the "Note Purchase Agreement"), among the Company, the purchasers listed on Exhibit A thereto and Appaloosa Management, L.P., as Collateral Agent. Each holder of this Note will be deemed, by its acceptance hereof, to have made the representations set forth in Sections 3.1, 3.2 and 3.3 of the Note Purchase Agreement and to have agreed to be bound by the restrictions on transfer set forth in Section 11.11 of the Note Purchase Agreement.

          This Note is a registered note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder's attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary or held liable for allocations of income, losses, gains, deductions or credits, which are made in good faith to such registered holder.

          The Company will make required payment of principal, at the Maturity Date, on March 31, 1999 or September 1, 2000, as specified herein and in the Note Purchase Agreement. This Note is also subject to optional and mandatory prepayments, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

          The Company's obligations under this Note and the Note Purchase Agreement are secured by a security interest in certain assets of the Company pursuant to the Security Agreement and by a security interest in certain assets of certain of the Company's Subsidiaries pursuant to the Guarantee and Security Agreement (each, as defined in the Note Purchase Agreement).

          The Company's obligations under this Note and the Note Purchase Agreement are guaranteed by certain of the Company's Subsidiaries (as defined in the Note Purchase Agreement) under a Guarantee and Security Agreement and a Guarantee Agreement (each, as defined in the Note Purchase Agreement).

          If an Event of Default, as defined in the Note Purchase
Agreement, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Premium) and with the effect provided in the Note Purchase Agreement.

          THE COMPANY HEREBY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS NOTE, THE NOTE PURCHASE AGREEMENT, THE SECURITY AGREEMENT, THE GUARANTEE AND SECURITY AGREEMENT, THE GUARANTEE AGREEMENT OR THE REGISTRATION RIGHTS AGREEMENT (AS DEFINED IN THE NOTE PURCHASE AGREEMENT).

          THIS NOTE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

IF ANY ACTION, PROCEEDING OR LITIGATION SHALL BE BROUGHT BY THE HOLDER OF THIS NOTE IN ORDER TO ENFORCE ANY RIGHT OR REMEDY UNDER THIS NOTE, THE COMPANY HEREBY CONSENTS AND WILL SUBMIT, AND WILL CAUSE EACH OF ITS SUBSIDIARIES TO SUBMIT, TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION SITTING WITHIN THE AREA COMPRISING THE SOUTHERN DISTRICT OF NEW YORK. THE COMPANY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, BUT NOT LIMITED TO, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION, PROCEEDING OR LITIGATION IN SUCH JURISDICTION.


                                         INAMED CORPORATION



                                         By:
                                            -----------------------------
                                            Name:
                                            Title: